UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

BLACKROCK LIQUIDITY FUNDS
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:
Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

August 9, 2006

Dear Shareholder:

Our apologies for writing to you again regarding the Special Meeting of Shareholders of the BlackRock Liquidity Funds scheduled for next Tuesday, August 15th. However, as you are one of the largest remaining shareholders who has not yet cast a vote, it is critical that you vote your shares today. Please take a moment now to vote your shares using one of the options below.

For your convenience, we’ve enclosed a prepaid overnight return envelope.

We understand that the summer time is a difficult time to reach shareholders. Please help us by sending back your vote now, even if you do not receive this letter until after August 15th. Your prompt participation will help to ensure that this Special Meeting does not require a costly adjournment.

Thank you very much for your help.

For your convenience, another copy of your proxy card(s) has been enclosed with this letter. Should you have any questions regarding the proposal, please call this toll-free number 1-800-591-8269. The following voting options have been set up so that you may easily cast your vote:

1.	Vote by Touch-tone Phone. You may cast your vote by telephone by calling the toll-free number found on the enclosed proxy card(s).

2.	Vote Through the Internet. You may cast your vote using the Internet by logging into the Internet address located on the enclosed proxy card(s) and following the instructions on the website.

3.	Vote by Mail. You may cast your vote by signing, dating and mailing the enclosed proxy card(s) in the prepaid overnight return envelope provided.

If convenient for you, please utilize one of the first two options above.

Again, please do not hesitate to call toll-free 1-800-591-8269 if you have any questions regarding this matter. If you have voted since the mailing of this letter, we apologize for the follow up mailing and thank you for your participation. Thank you for your prompt assistance with this important matter.